LETTER OF INTENT
                           July 18, 2008

This letter will evidence the intention of Commerce Group Corp., a Wisconsin corporation ("CGCO") whereby it would acquire 100% of the outstanding capital stock of Voter Communications, Inc., a Delaware corporation ("VC") in a tax free reorganization of the two parties, resulting in a reorganized entity ("VCP"). The terms conditions, and structure of the acquisition, in addition to other matters to be negotiated between the parties shall be as follows:

1. THE ACQUISITION. The acquisition shall take place pursuant to the terms outlined in a definitive acquisition agreement, which will be drafted by VC and delivered to CGCO. Upon reorganization, CGCO shall
    (a) have materially no assets or liabilities remaining, including ownership in wholly owned subsidiaries; (b) have distributed, sold, spun off, or otherwise have no further interest in the current operations of CGCO, including but not limited to 100% of the San Sebastian Mine. Both parties will take whatever corporate actions necessary to accomplish the terms of this paragraph and to close this transaction.

2. PURCHASE PRICE. The purchase price for all of the shares of VC shall be 270 million newly issued common shares of CGCO ("Purchase Price"). Upon closing, there shall be no more than 32 million CGCO fully diluted shares outstanding.

3. BOARD, OFFICERS AND AUTHORIZED SHARES. Closing under the acquisition agreement will be conditioned upon the resignation of the Board and Officers of CGCO and the appointment or election of the VCP slate of directors. Also the shareholders of CGCO shall have approved an increase of authorized shares of CGCO to one half billion (500 million).

4. REPRESENTATIONS AND WARRANTIES. VC will give such representations and warranties as are routinely given by sellers in stock acquisition transactions, including representations and warranties covering (a) the absence of or compliance with restrictions on transfer of the stock, (b) the good title of VC to the assets it owns, (c) the absence of pending or threatened litigation against VC that might have a material effect on the acquisition, and (d) the absence of extraordinary contractual commitments of VC, except as disclosed in the acquisition agreement. CGCO will give such representations and warranties as are routinely given by purchasers in stock acquisition transactions.

5. CLOSING. The closing of the contemplated transaction is scheduled to occur by November 30, 2008, or as soon thereafter as practicable.

6. RIGHT TO PURCHASE ASSETS. There are no rights of any owner or employee of VC to purchase VC's business assets prior to the closing.

7. CLOSING COSTS. All costs incurred to close the acquisition will be borne by the party incurring them.

8. CONDUCT OF BUSINESS. From the date of this letter until the closing of the acquisition or termination of this letter, each party will notify the other of any extraordinary transaction.

9. DUE DILIGENCE. At all times prior to the closing of the acquisition, each party will allow the other, their respective counsel and other representatives, reasonable access to all records, facilities, properties and personnel in order to permit the other to perform and complete its investigation of the business and affairs of the

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Page 2 - Letter of Intent - July 18, 2008 (cont.)

    other party. Both parties and its representatives agree that all information so obtained that is not publicly available will be held in confidence and will be used solely for the purpose of evaluating the transaction described herein. In the event the transaction does not close all copies of such information will be returned to the other party and such information will continue to be kept in confidence by each party and its representatives, except for such information that is required to be disclosed by court order or decree or that is otherwise already in the public domain.

10. TERM OF THE LOI. Either party may terminate this Letter of Intent upon no less than 30 days written notice to the other party, unless waived by the receiver.

11. ASSIGNMENT OF RIGHTS. Neither party shall have the right to assign its rights and obligations under this letter of intent without the advance written permission of the other party.

12. RELEASE OF INFORMATION. CGCO will issue for national circulation a mutually agreed upon press release by CGCO and VC describing this transaction. Additional releases by CGCO may be made under the same terms.

13. COUNTERPARTS. This LOI may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and may be executed by fax or electronic signature.

14. PRIOR AGREEMENT. This LOI supersedes and replaces any prior agreement between the parties, which shall be deemed void and have no force or effect.

This letter of intent is meant to express the general intent of the parties. The parties referred to in this letter shall not be legally bound in connection with a purchase and sale of VC capital stock or the other matters described herein, unless and until execution and delivery of a definitive acquisition agreement.

COMMERCE GROUP CORP.

/s/ Edward A. Machulak
----------------------------
By:  Edward A. Machulak,
its Chief Executive Officer


ACCEPTED AND AGREED TO:

VOTER COMMUNICATIONS, INC.

/s/ Stephen J. Denari, Sr.
----------------------------
By:  Stephen J. Denari, Sr.,
its Chief Executive Officer